Exhibit 5

January 2, 2009

S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, Pennsylvania 15701

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (the “Registration Statement”) of S&T Bancorp, Inc., a Pennsylvania corporation (“S&T”), with respect to 500,000 shares of $2.50 par value, per share, common stock of S&T (“S&T Common Stock”), which shares are to be offered or sold pursuant to the S&T Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

We have been requested to furnish an opinion to be included as Exhibit 5 to the Registration Statement. In conjunction with the furnishing of this opinion, we have examined such corporate documents and have made such investigation of matters of fact and law as we have deemed necessary to render this opinion.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A. We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

B. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

C. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of S&T or of the shareholders of S&T that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

D. We have assumed without verification the accuracy and completeness of all corporate records made available to us by S&T.

S&T Bancorp, Inc.

E. We do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws and the Pennsylvania Business Corporation Law (the “PBCL”) as in effect on this date. We are not members of the Bar of the Commonwealth of Pennsylvania and have not obtained any opinions of local counsel. Insofar as the opinions expressed herein relate to the PBCL, we have relied exclusively on the latest standard compilation of such statute as reproduced in commonly accepted unofficial publications available to us.

Based on the foregoing, upon the assumption that there will be no material changes in the documents we examined and the matters investigated referred to above, we are of the opinion that the 500,000 shares of S&T Common Stock subject to the Plan have been duly authorized by S&T and that, when issued in accordance with the terms of the Plan will be validly issued, fully paid and nonassessable under the PBCL as in effect on this date.

This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to reference us under the caption “Legal Matters” in the Prospectus included therein. In giving this consent, we do not hereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

ARNOLD & PORTER LLP

By:	/s/ Robert B. Ott
Robert B. Ott